CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Lincoln Variable Insurance Products Trust of our reports dated February 21, 2020, relating to the financial statements and financial highlights, which appear in Delaware VIP Diversified Income Series, Delaware VIP High Yield Series, Delaware VIP Limited-Term Diversified Income Series, Delaware VIP REIT Series, Delaware VIP Smid Cap Core Series, Delaware VIP U.S. Growth Series and Delaware VIP Value Series’ Annual Reports on Form N-CSR for the year ended December 31, 2019. We also consent to the references to us under the headings “Comparison of Other Service Providers” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 22, 2021